EXHIBIT 10.2

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT is made and entered into by and between AMERICAN TELECONFERENCING SERVICES, LTD., a Missouri corporation, d/b/a Premiere Conferencing (the “Company”), and THEODORE P. SCHRAFFT (the “Employee”), as of May 30, 2003 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee entered into that certain Employment Agreement as of January 1, 2000, which was amended by that certain First Amendment to Employment Agreement as of January 1, 2001 (as so amended, the “Original Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Original Agreement as set forth herein; and

WHEREAS, capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement;

NOW, THEREFORE, in consideration of and reliance upon the foregoing and the representations, warranties and covenants contained herein, the Company and the Employee hereby amend the Original Agreement as follows:

1.	The BACKGROUND STATEMENT on the first page of the Original Agreement is amended by deleting the first sentence in its entirety and replacing it with the following:

“The Company is engaged in the business of designing, developing, marketing, selling and provisioning audio conference calling services and Web-based collaboration services (the “Conferencing Business”) within the United States and various countries around the world.”

2.	With respect to Section 2.2, the Company and the Employee acknowledge that the Employee’s target bonus for 2002 was reduced by $74,000 in exchange for a grant of 14,750 shares of common stock of the Company.

3.	Section 2.3 is amended by deleting it in its entirety and replacing it with the following:

“Section 2.3 Sale of the Company. For purposes of this Agreement, a “Sale of the Company” shall mean the disposition of all or substantially all of the stock or assets of the Company through a sale, merger or otherwise.”

4.	Section 3 is amended by deleting the date “December 31, 2003” appearing therein and replacing it with the date “December 31, 2006.”

5.	Section 4.2(b) is amended by deleting it in its entirety and replacing it with the following:

“(b) If the Company terminates the Employee’s employment under this Agreement without Cause either before a Sale of the Company, or more than twenty-four (24) months after a Sale of the Company, the Employee will be entitled to receive (i) severance pay (“Severance Pay”) equal to two hundred percent (200%) of the Employee’s annual base salary in effect on the date of termination (the “Termination Date”), plus (ii) the cost of the Employee’s COBRA coverage over the twelve (12) month period following the Termination Date, both payable in accordance with the Company’s payroll practices over such 12-month period; provided, that if the expiration date of this Agreement as provided in Section 3 hereof (the “Expiration Date”) is less than twelve (12) months after the Termination Date, then the Employee will be entitled to receive (A) an amount equal to a pro rata portion of the Severance Pay determined by multiplying the Severance Pay by a fraction equal to (y) the number of days between the Termination Date and the Expiration Date divided by (z) 365, plus (B) the cost of the Employee’s COBRA coverage over the period starting on the Termination Date and ending on the Expiration Date, both payable in accordance with the Company’s payroll practices over the period starting on the Termination Date and ending on the Expiration Date. Such COBRA coverage shall be the same as was in effect on the Termination Date.”

6.	Section 5.1 is amended by deleting subsections (b) through (c), and replacing them with the following:

“Section 5.1. Prohibited Activities. During the Restricted Period (as defined below), the Employee will not, directly or indirectly, for the Employee’s own account or for or on behalf of any other person or entity, whether as an officer, director, employee, partner, principal, joint venturer, consultant, investor, shareholder or independent contractor:

(a) Noncompetition. Perform, within any portion of the United States in which the Conferencing Business is being conducted by the Company on the Effective Date, executive management, sales or administrative services of substantially the same nature or character as those provided to the Company by the Employee for or on behalf of any business or other entity in competition with the Conferencing Business, it being expressly acknowledged that the Employee is currently performing services in respect of the Conferencing Business on behalf of the Company throughout the United States.

(b) Nonsolicitation. Solicit business in competition with the Conferencing Business, from any (i) customers of the Company who were customers of the Company at the time of the termination of the Employee’s employment, or (ii) entities or individuals who were customers of the Company during the one (1) year period preceding such termination with whom the Employee had any contact (defined as direct or indirect influence over any goodwill generated with such customer either through the Employee’s communications with such customer or by virtue of the Employee’s status as a key employee of the Company), or (iii) prospective customers of the Company who, within two (2) years prior to such termination, had been solicited by the Company and where the Employee supervised or participated in such solicitation activities.

(c) Nonrecruitment. Solicit or induce, or attempt to solicit or induce, any of the Company’s employees, consultants, clients, vendors, suppliers or independent contractors to terminate their relationship with the Company or to establish a relationship with a competitor of the Company of substantially the same nature or character theretofore existing with respect to the Company.”

7.	Except as otherwise provided herein, the terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the Effective Date.

AMERICAN TELECONFERENCING SERVICES, LTD.

By:	/s/ JEFFREY A. ALLRED

Its:	Chief Executive Officer

EMPLOYEE

/s/ THEODORE P. SCHRAFFT

Theodore P. Schrafft

3